Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MEAD JOHNSON NUTRITION COMPANY

FIRST:  The name of the corporation is Mead Johnson Nutrition Company (the “Corporation”).

SECOND:  The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Ste 400, City of Wilmington, County of New Castle, Delaware 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01, amounting in the aggregate to $10.00.

FIFTH:  The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH:  Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH:  The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH:  To the fullest extent permitted by Delaware Law as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained in this Article EIGHTH shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this Article EIGHTH shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the

Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

NINTH:  The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of Delaware Law, as the same may be amended and supplemented, indemnify any person who is or was a director or officer of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of Delaware Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Corporation shall, to the fullest extent permitted by Delaware Law, advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil or criminal, administrative or investigative, so long as the Corporation receives from such director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under Delaware Law. Such obligation to advance costs and expenses shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross-claims. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Corporation shall have the right to approve the party making such undertaking.

The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to advancement of expenses to any employee or agent of the Corporation up to the extent that the provisions of this Article NINTH permit the indemnification and advancement of expenses of directors and officers of the Corporation.

Any repeal or modification of this Article NINTH shall not adversely affect any right to indemnification or to advancement of expenses of any person existing at the time of such repeal or modification with respect to any matters occurring prior to such repeal or modification.

TENTH:  The Corporation reserves the right to amend this Third Amended and Restated Amended and Restated Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power; and, except as set forth in Article EIGHTH and Article NINTH, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Third Amended and Restated Certificate of Incorporation of the Corporation in its present form or as hereafter amended are granted subject to the right reserved in this Article TENTH.